UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A
(Amendment No. 1)
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 13, 2007
NOVELIS INC.
(Exact name of registrant as specified in its charter)

Canada	001-32312	98-0442987

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3399 Peachtree Road, Suite 1500, Atlanta, Georgia	30326

(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code (404) 814-4200

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01
This current report on Form 8-K/A is being filed by Novelis Inc. (“Novelis”) pursuant to Instruction 1 to Item 1.01 to amend the Form 8-K filed on February 12, 2007. The original Form 8-K announced that on February 10, 2007 the Board of Directors of Novelis (the “Board”) adopted resolutions approving the amendment of the Recognition Agreements it entered into on September 25, 2006 with the certain executive officers and key employees and adopted resolutions approving the amendment of the Amended and Restated Novelis Founders Performance Awards Plan.
Amendment to Recognition Agreements
          On April 30, 2007, Novelis entered into amendments to the Recognition Agreements dated September 25, 2006 with the following executive officers and key employees: Martha Brooks, Rick Dobson, Arnaud de Weert, Kevin Greenawalt, Leslie J. Parrette, Jr., David Godsell, Tadeau Nardocci, Steven Fisher, Thomas Walpole, Orville Lunking, Robert Patterson, Brenda Pulley, Jean Marc Germain, Buddy Stemple, Nick Madden, Erwin Mayr, Erwin Faust and Robert Wagstaff.
          Under the amended Recognition Agreements, if the officer or key employee remains continuously employed by Novelis through the vesting dates of December 31, 2007 and December 31, 2008, the officer or key employee is entitled to a Recognition Award (as defined in the Recognition Agreement) payable in either, at the option of Hindalco, (i) Hindalco common shares in certain circumstances (upon the approval of the officer or key employee) or (ii) an amount in cash, in each case equivalent to the value of Novelis common shares determined at the effective time of the Arrangement. The form of the amendment to the Recognition Agreements is filed as an exhibit to this Current Report on Form 8-K/A.
Amendment to Amended and Restated Novelis Founders Performance Awards Plan
          On March 24, 2005, the Board adopted the Novelis Founders Performance Awards Plan (the “Plan”) to allow for a one-time additional compensation opportunity for certain executives of Novelis. The Plan provides that if share price improvement targets with respect to Novelis common shares for performance periods beginning in 2005, 2006 and 2007 are achieved, then participants may be awarded performance share units, which represent the right to receive a cash payment in an amount equal to the market price of one Novelis common share at the time of payment (a “PSU”). If awarded, PSUs for a particular tranche will be paid in cash on the later of six months from the date the specific share price target is achieved or twelve months after the start of the performance period for that tranche and will be based on the average of the daily closing price of a Novelis common share on the New York Stock Exchange for the last five trading days prior to the payment date. The Board amended the Plan on March 14, 2006 in order to clarify that PSUs would only be awarded under the second and third tranches of the Plan for performance periods beginning in 2006 and 2007, respectively, if the share price met the applicable threshold for 15 consecutive days during an open trading window (i.e., when Novelis insiders are not subject to a trading blackout).
          On February 10, 2007, the Board recognized that the applicable share price threshold had been (or would likely be) met with respect to the second tranche and would probably be met for the third tranche, but in light of the insiders’ awareness of the possibility of a change in control transaction, they would have been or would be subject to a trading blackout. Moreover, the Board also recognized that it was unlikely that a 15 day open trading window under the Novelis disclosure and insider trading policies would arise between February 10, 2007 and the closing of the change in control transaction (e.g., by the end of the second quarter). Accordingly, effective as of February 10, 2007, the Board has further amended the Plan in order to provide that the applicable threshold for (a) the second tranche would be met as of February 28, 2007, and (b) the third tranche would be met as of March 26, 2007, for purposes of PSUs to be awarded under the Plan. The form of amendment to the Plan is filed as an exhibit to this Current Report on Form 8-K/A.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

10.1	Form of amendment to Recognition Agreements
10.2	First Amendment to the Amended and Restated Novelis Founders Performance Awards Plan

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NOVELIS INC. (Registrant)
Date: May 3, 2007	By:	/s/ Nichole Robinson
Nichole Robinson
Secretary

Exhibit Index

10.1	Form of amendment to Recognition Agreements
10.2	First Amendment to the Amended and Restated Novelis Founders Performance Awards Plan